Exhibit 10.3

September 3, 2021

Dear Dr. Kumar:

We are pleased to extend an offer of employment with Genprex, Inc. (the “Company”) for the position of Chief Manufacturing & Technology Officer.  Your start date (the “Start Date”) will be September 27, 2021, or such other date as the parties shall agree.  You will report to the Chief Executive Officer and have such duties and responsibilities as shall be designated to you from time to time and as shall be considered appropriate for your position. In this position you will initially work remotely but are expected to engage in travel on behalf of the Company.

The Company understands that it is you intention to relocate to Texas at some point in the future. At that time, the Company will provide relocation assistance in an amount to be determined to provide reimbursement for certain reasonable relocation-related expenses associated with your move.

This position is considered a full-time regular position which requires your complete professional attention.  As such, while you render services to the Company, you will not engage in any other employment, consulting, or other business activity without the prior written consent of the Company’s Chief Executive Officer.  This offer is contingent approval by the Board of Directors of the Company and upon the Company receiving satisfactory results from your background check and completed Director and Officer Questionnaire as well as your providing the Company with legal proof of your identity and authorization to work in the United States.

Compensation:

In consideration for your services, you will receive an annual base salary of $325,000 payable in accordance with the Company’s standard payroll practices and subject to applicable tax withholdings and other payroll deductions.  This position is considered exempt for federal and state wage and hour laws which means that you will not be receiving any overtime payment for overtime hours worked pursuant to federal and state law.

In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company.  The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors.  Your target bonus will be up to 40% of your annual base salary.  Any bonus for the fiscal year in which your employment begins will be prorated. The determinations of the Company’s Board of Directors with respect to your bonus will be final and binding.

Equity:

You will receive options (the “Options”) to purchase 400,000 shares of the Company’s Common Stock.  The terms of the Options shall be contained in an Option Agreement which shall contain terms based on the Company’s 2018 Equity Incentive Plan and as otherwise approved by the Compensation Committee of the Board of Directors.  The Options shall have a per share exercise price equal to the closing price of the Common Stock on the date of grant and shall vest and become exercisable subject to your continued employment, as to one-third of the shares on the first, second and third anniversaries of your Start Date.

Benefits:

Beginning on the first day of the month following your Start Date you will be eligible to participate in benefits generally available to other employees in the Company.  For details regarding the Company’s benefits plans, eligibility requirements and coverage, please see specific plan documents.  All benefits are subject to periodic changes to the Company’s benefits package.

Paid Time Off (PTO):

You will be eligible for 20 days' paid time off per year.  In addition, the Company offers 8 paid holidays per year plus a year-end “shutdown”.  PTO will be pro-rated for your first calendar year of employment and will accrue as per Company practice.

Employment Relationship:

In accepting our offer of employment, you acknowledge and agree that your employment relationship with the Company is considered to be on an at-will basis and, consequently, your employment may be terminated by either you or the Company at any time and for any reason.  In the event of your resignation, the Company requests that you provide two (2) weeks’ prior written notice. By signing this offer letter, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

Restrictive Covenants:

As a condition of your employment, you are required to sign the Company’s standard Confidential Information, Assignment of Inventions and Non-Compete Agreement which will be presented during your onboarding.

Please indicate your acceptance of this offer by signing and returning the letter to me no later than September 10, 2021.  This offer will expire, if not accepted by that date.

Should you have any questions regarding this letter, please do not hesitate to contact me.  We are very excited to have you join the team and we look forward to working with you.

Sincerely,

David Schloss
HR Business Lead, Genprex

I have read and accepted this employment offer:

/s/ Hemant Kumar
Signature of employee

September 6, 2021
Dated